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                                                                      EXHIBIT 11



            PHILADELPHIA CONSOLIDATED HOLDING CORP. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
          (Dollars and Share Data in Thousands, except Per Share Data)
                                   (Unaudited)

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
                                                         As of and For the Three
                                                               Months Ended
                                                                March 31,
                                                           2000            1999
                                                           ----            ----
Weighted-Average Common Shares Outstanding                12,328          12,209

Weighted-Average Share Equivalents Outstanding             2,496           2,824
                                                        --------        --------

Weighted-Average Shares and Share
 Equivalents Outstanding                                  14,824          15,033
                                                        ========        ========

Net Income                                              $  5,665        $  4,937
                                                        ========        ========

Basic Earnings per Share                                $   0.46        $   0.40
                                                        ========        ========

Diluted Earnings per Share                              $   0.38        $   0.33
                                                        ========        ========
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